Exhibit 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

New Horizon Aircraft Ltd.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Pre-funded Warrants	Other(3)	—	—	—	—		(4)
Fees to Be Paid	Equity	Class A ordinary shares, no par value per share, each underlying the Pre-funded Warrants	457(o)	—	—	—	—		(4)
Fees Previously Paid	Equity	Class A ordinary shares, no par value per share	457(o)	—	—	$4,600,000	0.00014760	$678.96
	Equity	Warrants to purchase Class A ordinary shares(3)	Other(3)	—	—	—	—	—
	Equity	Class A ordinary shares, no par value per share, each underlying the warrants	457(o)	—	—	$4,600,000	0.00014760	$678.96

			Total Offering Amounts			$9,200,000		$1,357.92
			Total Fees Previously Paid					$1,357.92
			Total Fee Offsets					$—
			Net Fees Due					$—

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fees are payable with respect to the warrants to purchase Class A ordinary shares, no par value per share (the “Common Shares”), offered hereby since such warrants are being registered in the same registration statement as the Common Shares.

(4)	The registrant may issue pre-funded warrants (the “Pre-funded Warrants”) to purchase Common Shares in lieu of Common Shares in the offering. The purchase price of a Pre-Funded Warrant will equal the purchase price per Common Share being sold to the public in this offering, minus $0.00001, which constitutes the pre-funded portion of the exercise price of the Pre-funded Warrants, and the remaining unpaid exercise price of the Pre-funded Warrants will equal $0.00001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the Common Shares will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-funded Warrants issued in the offering, and the proposed maximum aggregate offering price of the Pre-funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Shares issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Shares and Pre-funded Warrants is $4,600,000, including the over-allotment option, if any.